Exhibit 4.17

EXECUTION DRAFT

FOURTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Fourteenth Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of this 2nd day of March, 2021, by and among IBEX GLOBAL SOLUTIONS INC., formerly known as TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions, a Delaware corporation (“IBEX”), which is, prior to the effectiveness of this Amendment, the sole Borrower under the Loan Agreement referenced below, each of (x) DIGITAL GLOBE SERVICES, LLC, a Delaware limited liability company and the successor by conversion to Digital Globe Services Inc., a Delaware corporation (“DGS”), (y) TELSATONLINE, LLC, a Delaware limited liability company and the successor by conversion to TelSatOnline Inc., a Delaware corporation (“TelSatOnline”), and (z) 7 DEGREES LLC, a Delaware limited liability company (“7 Degrees)”, and together with DGS and TelSatOnline, the “Joining Borrowers”, and together with IBEX and with any other Person joined to the Loan Agreement hereafter from time to time as a borrower, collectively the “Borrowers”), the financial institutions which are now or which hereafter become party to the Loan Agreement as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.On November 8, 2013, Borrowers, Lenders and PNC as a Lender and as Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto.  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.Borrowers have requested that Agent and Lenders modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1Joinder.

(a)Each Joining Borrower hereby joins in as, assumes the duties, obligations, indebtedness, liabilities, covenants and undertakings of, adopts the role and rights of, and adopts and agrees to be bound by the duties, obligations, indebtedness, liabilities, covenants and undertakings of, and become a Borrower under the Loan Agreement and the Other Documents, (ii) all references to any “Borrower” or the “Borrowers” contained in the Loan Agreement and the Other Documents are hereby deemed for all purposes to also refer to and include each Joining Borrower as a Borrower or a Borrower, as the case may be, in each case under the foregoing clause (i) and (ii) as if each Joining Borrower were an original signatory to the Loan Agreement and the Other Documents in such capacities, and the Loan Agreement and the Other Documents are hereby deemed amended, as appropriate, to so provide.  Without limiting the generality of the provisions of this paragraph, each Joining Borrower hereby agrees (x) that it is, and will be, jointly and severally liable as a Borrower for all Revolving Advances, Letters of Credit, Equipment Loans, Term Loans, and other Obligations (including all reimbursement obligations with respect to Letters of Credit) incurred prior to the date hereby by those Persons party to the Loan Agreement as Borrowers from time to time prior to the date hereof, (y) that it will be liable, on a joint and several basis, along with all other Borrowers, for all future Obligations, including, without limitation, all future Revolving Advances, Letters of Credit, Equipment Loans, Term Loans, and other Obligations (including all reimbursement obligations with respect to Letters of Credit) and other liabilities and obligations incurred at any time by any one or more Borrowers under the Loan Agreement and the Other Documents, and (z) it hereby becomes bound by the provisions of Article XV of the Loan Agreement (including without limitation the provisions thereof regarding appointment of IBEX as Borrowing Agent for each Borrower, regarding the joint and several liability of the Borrowers and regarding the waiver by each Borrower of suretyship and similar defenses) and Article XII of the Loan Agreement (including without limitation the provisions thereof regarding certain waivers by Borrowers including waivers of rights to trial by jury).

(b)Without limiting the foregoing paragraph (a), to secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Joining Borrower hereby assigns, pledges and grants to Agent, for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, specifically including, to the extent such collateral assignment, pledge and grant is not prohibited under the Organizational Documents of Lake Ball LLC, a Delaware limited liability company (“Lake Ball”) pursuant to a legal and enforceable restriction or prohibition on assignment or pledge that is not rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code, all right, title, and interest of DGS in, to, and under the Organizational Documents of 7 Degrees and any Equity Interests in Lake Ball (and further specifically including, without limitation, all of DGS’ “limited liability company interest” (as defined in the Delaware Limited Liability Company Act, as amended from time to time) in Lake Ball).

(c) Without limiting the foregoing paragraph (a), each Joining Borrower hereby reaffirms all of the covenants applicable to any Borrower contained in the Loan Agreement and the Other Documents, in each case as amended by this Amendment, and covenants to abide thereby (a) for so long as the Loan Agreement is in effect and (b) until the Revolving Commitments have terminated and the Obligations and all other amounts owing to Agent or any Lender thereunder are paid in full in cash (other than contingent indemnification obligations).

(d)Each Joining Borrower hereby represents and warrants that (i) it has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder and under the Loan Agreement and the Other Documents, and has taken all necessary limited liability company action to authorize the execution, delivery and performance by it of this Joinder and all Other Documents executed in in connection herewith, and this Joinder and all Other Documents executed in in connection therewith have been duly executed and delivered on its behalf, (ii) this Joinder and each Other Document executed in connection herewith constitutes the legal, valid and binding obligation of such Joining Borrower, enforceable against such Joining Borrower in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (iii)

the execution and delivery by it of this Amendment and performance by it of this Joinder and the Loan Agreement and the Other Documents (a) are within its company powers, are not in contravention of law or the terms of its Organizational Documents or to the conduct of its business or of any Material Contract or undertaking to which it is a party or by which it is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) do not and will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Joining Borrower under the provisions of any agreement, instrument, or other document to which such Joining Borrower is a party or by which it or its property is a party or by which it may be bound.

(e)The Schedules to the Loan Agreement shall be amended and restated by the Amended and Restated Schedules attached to this Amendment as Annex A hereto.

(f)To the extent, if any, that either (x) the contribution to Holdings  by its corporate parent and subsequent contribution by Holdings to IBEX of the Equity Interests of DGS (and its Subsidiary, 7 Degrees) and TelSatOnline and/or (y) the conversion, following such contributions, of each of DGS and TelSatOnline from Delaware corporations to Delaware limited liability companies either has violated and/or would violate any provision of the Loan Agreement or any Other Document, Agent and Lenders hereby consent to such transactions and waive any Default or Event of Default, if any, that may have occurred directly and solely as a result thereof on or prior to the date hereof.

(g)Notwithstanding anything to the contrary provided for herein or in the Loan Agreement or Other Documents, no assets of any of Joining Borrower shall constitute Eligible Receivables or otherwise be included in the formula amount unless and until the first day upon which all of the following conditions (the “Joining Borrower BB Conditions”) shall have been satisfied; provided further that, without limiting the generality of the foregoing, it shall be an Event of Default under the Loan Agreement if any of the Joining Borrowing BB Conditions (other than condition #2 set forth below) is not satisfied by the close of business on March 8, 2021 (as any such deadline may be extended in any case or from time to time by Agent in its sole and absolute discretion)

(1)

Delivery to Agent of Amended and Restated Schedules to the Loan Agreement to be attached hereto as Annex A, which such Amended and Restated Schedules shall be acceptable to Agent in its reasonable discretion both as to form and format and also as to the matters disclosed thereon (and at a minimum shall not disclose any information regarding Joining Borrowers or their businesses or their financial condition that is materially and adversely different from the disclosures and information regarding Joining Borrowers, their businesses, and their financial condition previously provided by IBEX to Agent regarding the Joining Borrowers);

(2)

The filings by Agent (as secured party) of UCC-1 financing statements against each Joining Borrower (as debtor) in its jurisdiction of organization covering the Collateral of each Joining Borrower (and Agent shall endeavor to make such filings as soon as reasonably possible following the Effective Date);

(3)

Receipt by Agent of a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner, member or manager) of each Joining Borrower in form and substance reasonably satisfactory to Agent dated as of the date hereof which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member, or manager) of each Joining Borrower authorizing (x) the execution, delivery and performance by each Joining Borrower of this Amendment and all other agreements, instruments or other documents required hereby (collectively, the “Amendment Documents”), and (y) the granting by each Joining Borrower of the security interests in and liens upon its Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers (or other equivalent partners, managers or members of each Joining Borrower authorized to execute this Joinder and the Amendment Documents, (iii) copies of the Organizational Documents of each Joining Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of each Joining Borrower in its jurisdiction of organization, as evidenced by a good standing certificate (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the date hereof, issued by the Secretary of State or other appropriate official of such jurisdiction;

(4)

Receipt by Agent of a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner, member or manager) of IBEX in form and substance reasonably satisfactory to Agent dated as of the date hereof which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member, or manager) of IBEX authorizing the execution, delivery and performance by IBEX of this Amendment and all Amendment Documents (ii) the incumbency and signature of the officers (or other equivalent partners, managers or members of IBEX authorized to execute this Joinder and the Amendment Documents, and (iii) confirmation of no changes to the Organizational Documents of IBEX;

(5)

Receipt by Agent of updated insurance certificates and updated insurers’ endorsements with respect to the property/casualty and liability insurance policies of Borrowers reflecting the addition of each Joining Borrower to such insurance policies.

Section 2Amendments to Loan Agreement.  On the Effective Date (as defined below):

(a)New Definitions.  The following defined terms shall be added to Section 1.2 of the Loan Agreement in the proper alphabetical order:

“7 Degrees” shall mean 7 DEGREES LLC, a Delaware limited liability company.

“DGS” shall mean DIGITAL GLOBE SERVICES, LLC, a Delaware limited liability company and the successor by conversion to Digital Globe Services Inc., a Delaware corporation.

“TelSatOnline” shall mean TELSATONLINE, LLC, a Delaware limited liability company and the successor by conversion to TelSatOnline Inc., a Delaware corporation.

(b)Definitions.  The following defined terms contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

“ “EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for (1) federal, state and local taxes, (2) expenses on account of the Royalty Agreements and (3) subcontractor expenses due and payable for such period (whether paid in cash by Borrowers during such period or accrued by Borrowers during such period, but subject to the limitations of Section 7.18(b) hereof) by any Borrower to Ibex Global Bermuda Limited in excess of five percent (5%) of Ibex Global Bermuda Limited’s cost to provide such subcontractor services to any Borrower for such period, to the extent deducted in determining net income, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) one-time non-recurring expenses or charges incurred in connection with the Closing (which shall include without limitation all such expenses or charges due to Lenders and to CapitalSource Bank in connection with the Closing), to the extent paid within ninety (90) days of the Closing Date plus (g) one-time non-recurring expenses or charges in an amount not to exceed $100,000 incurred in connection with financing sought but not ultimately obtained from Fifth Third Bank, to the extent paid in cash within ninety (90) days of the Closing Date, plus (h) non-cash expenses related to any Borrower’s share based payments, plus (i) losses from any sale of fixed assets, plus (j) one-time non-recurring expenses or charges in an amount not to exceed $4,000,000 in the aggregate paid in connection with the 2019 Settlement, minus (k) gains from any sale of fixed assets.

Notwithstanding anything to the contrary provided in the foregoing or otherwise in this Agreement, (x) EBITDA of the Borrowers for each fiscal measurement period including any of the fiscal quarters set forth below shall include the amount set forth opposite such fiscal quarter below representing the EBITDA for such period of DGS, 7 Degrees, and TelSatOnline as agreed-upon by the parties hereto:

Fiscal Quarter:	Agreed-Upon EBITDA Amount
September 30, 2019	$2,800,000
December 31, 2019	$2,400,000
March 31, 2020	$2,000,000
June 30, 2020	$2,800,000
September 30, 2020	$4,500,000
December 31, 2020	$3,400,000

and (y) EBITDA of the Borrowers for each fiscal measurement period including the fiscal quarter ending March 31, 2021 shall include an amount to be reasonably agreed-upon by Borrowers and Agent representing the EBITDA of DGS, 7 Degrees, and TelSatOnline for the period from January 1, 2021 through February 28, 2021.”

“ “Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made by any Borrower during such period, minus distributions (including tax distributions but excluding (i) Permitted Holdings Distributions of $11,500,000 paid through June 30, 2016 and (ii) solely to the extent funded by the proceeds of Term Loan C, and upon Agent’s receipt of satisfactory evidence, in its Permitted Discretion, that such proceeds have been expended on Capital Expenditures, Permitted Holdings Capital Expenditure Distributions), dividends and cash Royalty Payments made by any Borrower during such period, minus cash taxes paid by any Borrower during such period, minus the aggregate amount of all cash payments made by any Borrower during such fiscal period representing obligations of Borrowers owing to Ibex Global Bermuda Limited (for any applicable period) for subcontractor expenses in excess of the sum of Ibex Global Bermuda Limited’s cost of providing such subcontractor services (for the same applicable period) to any Borrower plus five percent (5.00%) (including, for the avoidance of doubt, any cash payments made during the fiscal period for which the Fixed Charge Coverage Ratio is being measured in respect of amounts accrued by Borrowers in a prior fiscal measurement period in respect of any such obligations otherwise due from Borrowers to Ibex Global Bermuda Limited during such prior period) to (b) all Debt Payments made by any Borrower during such period.”

“ “Special Reserve” shall mean, from and after March 1, 2021, an amount equal to zero ($0).”

(c)Subcontractor Expenses. Section 7.18 of the Loan Agreement shall be amended and restated in its entirety as follows:

“7.18 Foreign Subsidiary Subcontractor Expenses.

(a)

Increase the transfer pricing percentage payable by any Borrower to any Foreign Subcontractor from the percentages in effect on the Twelfth Amendment Date, unless Borrower shall have notified Agent in writing within at least fifteen (15) days of Borrower having notice or knowledge of such increase.  The Borrower shall also provide Agent, within at least thirty (30) days of the earlier of (x) Borrower providing Agent notice of such increase or (y) the required notification date of such increase referenced above, with financial projections for the twelve (12) month period following the date of such increase.  Borrower acknowledges and agrees that if such projections fail to evidence, to Agent’s satisfaction, that after giving effect to such increase, Borrower will be in compliance with the covenant in Section 6.5 (whether or not such covenant is required to be tested at such time under the Agreement) during such twelve (12) month period, an immediate Event of Default shall be deemed to exist under this Agreement.

(b)

Make cash payments to Ibex Global Bermuda Limited for subcontractor expenses due and payable in an amount for any fiscal year in excess of the sum of Ibex Global Bermuda Limited’s cost of providing such subcontractor services to any Borrower during any fiscal year plus five percent (5.00%), but in each case only so long as and to the extent that: (i) no Default or Event of Default shall exist, (ii) no Springing Covenant Event shall exist, and (iii) Borrowers shall have caused to be maintained as of the end of the most recent fiscal quarter for which Borrowers shall have been required to deliver financial statements to Agent pursuant to Section 9.7 or 9.8, as applicable, a Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such payment was made during such period, of not less than 1.10 to 1.00, measured on a rolling four (4) quarter basis; provided that, without contradicting or limiting the foregoing, under no circumstances may the entire amount of all payments to Ibex Global Bermuda Limited for subcontractor expenses for which Borrowers may become liable (regardless of whether such amounts are paid by Borrowers as and when initially due and payable or accrued by Borrowers when initially due and payable) exceed the sum of Ibex Global Bermuda Limited’s cost of providing such subcontractor services to any Borrower during any fiscal year plus eight percent (8.00%).”

Section 3Representations, Warranties and Covenants of Borrowers

Each Borrower (including each Joining Borrower) hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the Other Documents (as described and defined in the Loan Agreement) and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby) (including without limitation, all covenants to pay fees, costs and expenses contained therein), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders (other than contingent indemnification obligations which survive termination of the Loan Agreement);

(c)after giving effect to Section 1 hereof, no Default or Event of Default has occurred and is continuing under the Loan Agreement or the Other Documents (as described and defined in the Loan Agreement);

(d)such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment on its behalf was similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e)this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 4Amendment Fee.

As consideration of the agreements of Agent and Lenders provided for herein, Borrowers shall pay to Agent, for the ratable benefit of the Lenders, an amendment fee of $50,000 (the “14th Amendment Fee”), which such fee shall be fully-earned and non-refundable (under any circumstances) and due and payable in full immediately upon the execution and delivery of this Amendment by the parties hereto (this 14th Amendment Fee shall replace and supersede any remaining portion of the “Total Amendment Fee” owing under Section 3 of the Twelfth

Amendment that was not paid on the “Effective Date” (as defined therein) of the Twelfth Amendment, and upon payment by Borrowers of this 14th Amendment Fee, no further amount shall be due, owing, or payable under such  Section 3 of the Twelfth Amendment).

Section 5Conditions Precedent/Effectiveness Conditions

This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)Agent shall have received this Amendment fully executed by IBEX and the Joining Borrowers;

(b)No Default or Event of Default shall have occurred and be continuing under the Loan Agreement;

(c)Execution and delivery by all Borrowers (including the Joining Borrowers) of Fourth Amended and Restated Revolving Credit Note (and, for the avoidance of doubt, the parties hereto acknowledge that all Term Loans and all Equipment Loans funded prior to the date hereof have been paid in full prior to the date hereof); and

(d)Receipt by Agent of UCC and other Lien searches acceptable to Agent in its discretion with respect to each Joining Borrower as necessary to confirm to the satisfaction of Agent that there are no Liens on any of the assets and Equity Interests of any Joining Borrower other than Permitted Liens.

(e)Payment by Borrowers of (x) the 14th Amendment Fee, and (y) all fees, costs and expenses (including without limitation any and all legal fees and expenses) incurred by Agent in the negotiation, preparation and execution of this Amendment (all collectively under clauses (x) and (y) the “Amendment Fees and Costs”).  Borrowers hereby authorize Agent to charge Borrowers’ Account with the amount of all Amendment Fees and Costs in satisfaction thereof, and requests that Lenders make one or more Revolving Advance(s) consisting of Domestic Rate Loan(s) on or after the date hereof in an aggregate amount equal to the total amount of all such Amendment Fees and Costs, and that Agent disburse the proceeds of such Revolving Advance(s) in satisfaction thereof.

Section 6Further Assurances

(a)Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

(b)Without limiting the generality of the foregoing paragraph (a), Borrowers hereby covenant and agree that, no later than May 1, 2021, each Joining Borrower shall have established and transitioned all of its primary cash management services and cash management accounts, including all of its deposit accounts used for collections, remittances, and payments with respect to its Receivable, to Agent and shall thereafter maintain such cash management services and cash management accounts with Agent.

Section 7Payment of Expenses

Borrowers shall pay or reimburse Agent and Lenders for their reasonable fees of external counsel and other expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 8Reaffirmation of Loan Agreement

Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 9Miscellaneous

(a)Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)Governing Law.  This Amendment and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.  Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Amendment, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Amendment, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment.  Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 of the Loan Agreement and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction.  Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court.  Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Amendment or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

(e)Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

(f)Confirmation and Release.  Each Borrower hereby acknowledges and confirms that all Obligations (whether representing outstanding principal, accrued and unpaid interest, accrued and unpaid fees or any other Obligations of any kind or nature) currently owing by Borrowers under the Loan Agreement and the Other Documents, as reflected in the books and records of Agent and Lenders as of the date hereof, are unconditionally owing from and payable by Borrowers, and Borrowers are jointly and severally indebted to Agent, Issuer, Lenders and the other Secured Parties with respect thereto, all without any set-off, deduction, counterclaim or defense.  Each Borrower acknowledges and agrees that it has no actual or potential claim or cause of action against Agent, Issuer or any Lender or other Secured Party relating to the Loan Agreement or any Other Document and/or the Obligations arising thereunder or related thereto, in any such case arising on or before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

IBEX GLOBAL SOLUIONS INC. f/k/a

TRG CUSTOMER SOLUTIONS, INC.

d/b/a IBEX Global Solutions

/s/ Robert Dechant
Name: Robert T. Dechant
Title: Chief Executive Officer

DIGITAL GLOBE SERVICES, LLC

f/k/a DIGITAL GLOBE SERVICES INC.

:	/s/ Jeffrey Cox
Name: Jeffrey Cox
Title: President

TELSATONLINE, LLC

f/k/a TELSATONLINE INC.

/s/ Jeffrey Cox
Name: Jeffrey Cox
Title: President

7 DEGREES LLC

/s/ Christy O’Connor
Name: Christy O’Connor
Title: Secretary

[SIGNATURE PAGE TO FOURTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION

as Lender and as Agent

/s/ Jacqueline MacKenzie
Name: Jacqueline MacKenzie
Title: Senior Vice President

[SIGNATURE PAGE TO FOURTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]